EXHIBIT 99.1

Genprex Regains Compliance with Nasdaq Minimum Bid Price Requirement

AUSTIN, Texas & CAMBRIDGE, Mass.— (Feb. 6, 2020) — Genprex, Inc. (“Genprex” or the “Company”) (Nasdaq: GNPX), a clinical-stage gene therapy company utilizing a unique, non-viral proprietary platform designed to deliver tumor suppressor genes to cancer cells, announced that it received notice from The Nasdaq Stock Market LLC ("Nasdaq") on February 4, 2020 indicating that the Company has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the "Bid Price Rule") for continued listing on The Nasdaq Capital Market. Accordingly, the Company has regained compliance with the Bid Price Rule and Nasdaq considers the matter closed.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company developing potentially life-changing technologies for cancer patients based upon a unique proprietary technology platform. Genprex’s platform technologies are designed to administer cancer-fighting genes by encapsulating them into nanoscale hollow spheres called nanovesicles, which are then administered intravenously and taken up by tumor cells, where they express proteins that are missing or found in low quantities. The company’s lead product candidate, Oncoprex™ immunogene therapy for non-small cell lung cancer (NSCLC), has a multimodal mechanism of action whereby it has been shown to interrupt cell signaling pathways that cause replication and proliferation of cancer cells; re-establish pathways for apoptosis, or programmed cell death, in cancer cells; and modulate the immune response against cancer cells. Oncoprex has also been shown to block mechanisms that create drug resistance. In January 2020, the FDA granted Fast Track Designation for Oncoprex™ immunogene therapy for NSCLC in combination therapy with osimertinib (AstraZeneca’s Tagrisso®). For more information, please visit the company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effect of Oncoprex™ immunogene therapy, alone and in combination with targeted therapies and/or immunotherapies, on cancer, and regarding our current and planned clinical trials. Risks that contribute to the uncertain nature of the forward-looking statements include the presence and level of the effect of Oncoprex™ immunogene therapy, alone and in combination with targeted therapies and/or immunotherapies, on cancer; the timing and success of our clinical trials and planned clinical trials of Oncoprex™, alone and in combination with targeted therapies and/or immunotherapies, and our other potential product candidates; and the timing and success of obtaining FDA approval of Oncoprex™ and our other potential product candidates. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in our filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Genprex, Inc.

(877) 774-GNPX (4679)

Investor Relations

GNPX Investor Relations

(877) 774-GNPX (4679) ext. #2

investors@genprex.com

Media Contact

Genprex Media Relations

Kalyn Dabbs

(877) 774-GNPX (4679) ext. #3

media@genprex.com